Exhibit 99.1

NEWS RELEASE

Contact:

Michael Kady

For Release:

Immediately

1-800-345-9680

Quipp, Inc. Announces Fourth Quarter And 2005 Full Year Results

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Quarterly Dividend Payable on June 1, 2006 to Shareholders of Record on
May 1, 2006 also Announced

Miami, FL, March 9, 2006 – Quipp, Inc. (NasdaqNM: QUIP) today reported consolidated financial results for the fourth quarter and twelve months ended December 31, 2005.  Results include operations of Newstec, Inc. beginning on August 10, 2005, the date Newstec was acquired by Quipp.

During the fourth quarter, Quipp generated a net loss of $473,000 ($0.33 per basic and fully diluted share) compared to net income of $273,000 ($0.19 per basic and fully diluted share) in the same period of a year ago.  The decline in net income reflected a relatively weak backlog of both Quipp and Newstec orders that were scheduled for shipment in the fourth quarter, costs associated with the start of the integration of Newstec operations from Walpole, Massachusetts to Miami, Florida and an increase in amortization of intangible assets related to the acquisition of Newstec.  In addition, Quipp’s manufacturing plant in Miami was shut down for eight days following hurricane Wilma, resulting in added facilities and property maintenance costs coupled with production start-up inefficiencies.  Revenues for the fourth quarter amounted to $4,999,000, reflecting a 21% decline from the $6,296,000 reported in the last quarter of 2004.

For the full year, Quipp generated net income of $254,000 ($0.18 per basic and fully diluted share) compared to $486,000 ($0.34 per basic and fully diluted share) during the prior year.  Revenues for 2005 increased by 4% to $25,783,000 from $24,690,000 in 2004.

Michael Kady, Quipp’s President and Chief Executive Officer, stated:  “Because of the light production requirements that we experienced in both our Miami and Walpole facilities in the fourth quarter, we decided to accelerate our consolidation of Quipp and Newstec operations.  Therefore, costs associated with the integration of operations that were incurred in the fourth quarter exceeded our original expectations, and additional costs of consolidation will be incurred in the first quarter of 2006.  Nevertheless, by beginning the consolidation in the fourth quarter, the benefits of integration will be realized earlier than originally expected.”

Mr. Kady also noted that:  “A strong influx of new orders during the fourth quarter of 2005 resulted in a reasonably healthy backlog as we entered the new year.  However, we believe that 2006 first quarter demand will soften as newspaper production managers delay placing orders for capital equipment until after the industry’s largest trade show in April.  Also, some of the strong fourth quarter bookings reflected accelerated ordering to avoid price increases effective January 1, 2006.  We are, however, encouraged by a backlog that is almost $5 million higher than at the end of 2004.”

Net new orders booked in the fourth quarter of 2005 were valued at $8,707,000 compared to $7,622,000 during the same period of the prior year.  The consolidated order backlog amounted to $13,524,000 as of December 31, 2005, comparing favorably to $9,732,000 at September 30, 2005 and $8,631,000 at December 31, 2004.

The Company’s balance of cash and marketable securities increased to $5,865,000 at December 31, 2005 from $5,166,000 at September 30, 2005.  These balances are lower than the December 31, 2004 balance of $8,739,000, reflecting the expenditure of $4,477,000 in connection with the acquisition of Newstec in August 2005.

In addition, Quipp announced that its Board of Directors has declared a dividend of $.05 per share payable on June 1, 2006 to shareholders of record on May 1, 2006.

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
(000's omitted, except per share data)

Net Sales	$4,999	$6,296	$25,783	$24,690

Net Income (Loss)	$(473)	$273	$254	$486

Basic and Diluted earnings (loss) per share	$(0.33)	$0.19	$0.18	$0.34

Due to the significant amount of intangible assets acquired with the purchase of Newstec, non-cash amortization charges affect net income to a more material degree than was previously the case.  Immediately following the Newstec acquisition, Quipp began reporting EBITDA principally to illustrate the impact of the non-cash amortization charges.  The following table provides a reconciliation of net income to EBITDA for the three-month and twelve-month periods ended December 31, 2005.  Management believes that the presentation of EBITDA will be useful to investors because it will assist them in evaluating management’s performance in connection with the Company’s core operations by excluding charges that are not reflective of the day-to-day operations of the Company.

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
(000's omitted)

Net Income	$(473)	$273	$254	$486

Add (Deduct):
Net Interest Income	(22)	(34)	(149)	(187)
Income Taxes	(256)	151	(203)	280
Depreciation	60	66	239	271
Amortization and Goodwill Impairment[1]	134	29	273	145

EBITDA	(557)	$485	$414	$995

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1

Goodwill Impairment relates to assets of Hall Processing Systems acquired in 1994

Quipp, Inc., through its subsidiaries, Quipp Systems, Inc. and Newstec, Inc., designs, manufactures and installs material handling systems and equipment to facilitate the automated inserting, assembly, bundling and movement of newspapers from the printing press to the delivery truck.

CAUTIONARY STATEMENT:  This press release contains forward-looking statements that address, among other things, anticipated decline in customer orders during the first quarter of 2006, relocation costs and the timing of anticipated benefits to be realized from the integration of Quipp and Newstec operations.  Actual results could differ materially from those described in the forward looking statements due to, among other things, economic conditions generally and in the newspaper industry, our competition for new orders, cancellation of orders, and delays in shipments, installations and the effectuation of the consolidation of Quipp and Newstec operations.